To the Board of Directors of Westsphere Assets Corporation, Inc.

We hereby consent to the use in this Form 10-SB of our report dated July 22, 2000 relating to the consolidated financial statements of Westsphere Assets Corporation, Inc. and consolidated subsidiaries and our Review Report for June 30, 2000, dated November 2, 2000.



MILLER AND MCCOLLOM
Denver, Colorado
November 8, 2000